                                                                   EXHIBIT 10.52

                                   AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT
                                       OF
                                  LORRI PALKO



     THIS AMENDMENT made as of this ___ day of January, 2000 by and between DORSEY TRAILERS, INC. (the "Company") and LORRI PALKO ("Executive");

                                  WITNESSETH:

     WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of November 17, 1997 (the "Employment Agreement"), providing for the terms and conditions of Executive's employment by the Company as its President and Chief Operating Officer; and

     WHEREAS, the Company has recently named a new Chief Executive Officer, and, effective July 1, 2000, the Company will likely name a new President and Chief Operating Officer or eliminate the position; and

     WHEREAS, the Company desires for Executive to remain employed as its President and Chief Operating Officer through June 30, 2000; and

     WHEREAS, the parties now desire to amend the Employment Agreement in the manner hereinafter provided;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree, as follows:

     1. Section 1(b) of the Employment Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following:

          (b) The initial term of Executive's employment under this Agreement shall be the period commencing on November 17,1997 and ending on December 31, 1999 (the "Initial Term"). The term of Executive's employment shall be extended, for the next succeeding 6-month period, commencing on January 1, 2000 and ending on June 30, 2000 (the "Extended Term"). For purposes of this Agreement, the Initial Term and the Extended Term shall be referred to collectively as the "Term." If Executive remains employed by the Company after the expiration of the Term, she shall be considered an "at will" employee and her duties and terms of condition of employment shall be determined by the Board. Until the date that Executive's employment terminates under the Agreement, Executive shall continue to be employed by the Company as provided in Section 1(a) hereof and to receive the benefits and compensation provided in Section 2 hereof; provided, notwithstanding anything herein to the contrary, the Base Salary level in effect as of December 15, 1999 shall not be reduced during the remainder of Executive's employment under the Agreement.

     2. Section 3 of the Employment Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following:

     3.    Retention and Termination Benefits.

          (a) Subject to Executive's rights to receive the compensation and benefits under this Section 3, the Company shall have the right to terminate Executive's employment at any time, and payments of compensation and benefits under Section 2 for periods after her termination date shall cease. If Executive remains employed by the Company hereunder through June 30, 2000, whether or not her employment with the Company ends as of such time, or if Executive's employment is terminated before June 30, 2000 other than (i) by the Company for

     Cause (as defined in subsection (e)(i) hereof), (ii) upon Executive's Disability (as defined in subsection (e)(iii) hereof) or death, or (iii) by Executive without Good Reason (as defined in subsection (e)(iv) hereof), the Company (A) no later than the later of (x) 7 days after her employment is terminated or (y) 2 days after the last day of the revocation period for her release of the Company (as described in subsection (d) hereof), shall, subject to Executive's compliance with Section 4 of the Agreement, pay to Executive a lump-sum amount equal to one year's Base Salary as in effect on the last day of her employment hereunder; (B) effective as of July 1, 2000, shall cause 35,000 unvested option (or such lesser number as are then unvested) of the outstanding stock options granted to Executive by the Company to become fully vested and immediately exercisable and shall cause the term of the 90,000 options granted to Executive (or such lesser number as Executive then holds) to be extended for the five-year period commencing on July 1, 2000; and (C) if Executive's employment with the Company has terminated, shall provide Executive with the benefits described in subsection (b) hereof.

     (b) The health and group term life insurance benefits coverage in effect at the date of Executive's termination shall be continued at the same level and in the same manner as if Executive had continued her employment, beginning on the date of Executive's termination and ending on the date 12 months from the date of Executive's termination. Any additional coverages Executive had at termination, including dependent coverage (but no supplemental executive medical coverage), will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive through monthly deductions from the amount payable hereunder or, if such withholding cannot be done on a monthly basis, by separate check payable to the Company each month in advance.

         (c) If, prior to June 30, 2000, a Change of Control occurs and Executive's employment is terminated after, or coincidentally with, such Change in Control (i) by the Company, other than for Cause, Disability or death, or
(ii) by Executive for Good Reason, Executive shall be entitled: (A) to continue to receive her Base Salary and health and group term life insurance benefits as if she had remained actively employed through June 30, 2000; and (B) to receive on June 30, 2000 the retention and termination benefits provided in subsections
(a) and (b) as if she had remained employed through June 30, 2000.

         (d) To be entitled to any of the compensation and benefits described above in this Section 3, Executive shall sign a release in favor of the Company in the form attached to this Agreement as Exhibit A. No payment shall be made under this Section 3 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, provided under the release. If the release is not properly executed by Executive and delivered to the Company within the reasonable time period specified in the release, the Company's obligations under this Section 3 will terminate.

         (e) For purposes of this Agreement, the following definitions shall apply:

              (i) "Cause" -- For purposes of this Agreement, the term "Cause" shall mean:

         (A) Executive's fraud, malfeasance, gross negligence, or willful misconduct with respect to the business affairs of the Company, (B) Executive's refusal or repeated failure to follow the established reasonable and lawful policies of the Company, (C) Executive's failure to follow the directions and business decisions of the Chief Executive Officer of the Company, (D) conviction of a felony or crime involving moral turpitude, or (E) Executive's making any false and malicious oral or written statement to a third party which (1) is disparaging to the Company, its officers, directors, employees, affiliates

          (including TruckBay.com, Inc. or its affiliates, "TruckBay"), or their practices, and which causes material damages to the Company or TruckBay; or (2) materially interferes with or materially impairs the Company's normal business operations or the operations of TruckBay, or the Company's relationship with its customers, dealers or suppliers, and causes material damages to the Company or TruckBay; or (3) materially interferes with or materially impairs any efforts by management of the Company to effectuate a sale of the Company or substantially all of its assets.

              A termination of Executive for Cause based on clause (B) or (C) of the preceding paragraph shall take effect 30 days after Executive receives from the Company written notice of intent to terminate, including the Company's description of the alleged cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause.

              Any termination of Executive for Cause under clause (E) must be made by action of a Committee comprised of the Chief Executive Officer of the Company and the members of the Board other than the Chairman of the Board, all determined as of January 1, 2000, and may only become effective after Executive has been given 30 days' written notice of such termination and a hearing has been held before said Committee during which evidence of Executive's alleged violation of Clause (E) will be presented, and Executive will have an opportunity to challenge and refute such evidence and question any witnesses. Executive shall have the right to have an attorney represent her at the hearing. If, after such hearing, the Committee determines that the Executive is to be terminated for Cause under clause (E), Executive shall have the right to a denovo determination of the issue by arbitration administered by the American Arbitration Association (AAA) under its

         Commercial Arbitration Rules. During the arbitration, no deference shall be given to the decision or findings of the Committee. Any decision rendered by such arbitration may be entered in any court having jurisdiction thereof. The Company will pay all costs and expenses of the arbitration, except the costs and expenses of Executive's counsel (which Executive may later recover if the arbitrator rules in her favor). The parties will select one arbitrator in accordance with the AAA rules. Until the earlier of the date a final ruling is issued by the arbitrator or June 30, 2000, the Company shall continue to pay Executive her monthly Base Salary and to provide her with the benefits described in Section 3(b), and after such date, Executive's compensation (but not her benefits) shall cease pending the arbitration decision; provided, if the arbitrator rules in favor of the Company, Executive shall repay to the Company the aggregate of all amounts of Base Salary paid to her for periods after the effective date of her termination through June 30, 2000, and if the arbitrator rules in favor of Executive, subject to Executive's execution of the release described in subsection (d) above, the Company shall pay and award the Executive all compensation and benefits that would have been due under
         Section 3 if she had remained employed through June 30, 2000 (with interest at the rate of 8% per annum from June 30, 2000 until the payment date on the lump sum amount payable under 3(a)(A) above), less the aggregate amount of Base Salary paid to Executive with respect to periods after her termination of employment and until June 30, 2000, and shall pay the reasonable attorneys' fees and expenses incurred by Executive in connection with resolving the dispute based under clause
         (E). As used in clause (E), the term "third party" shall include parties that are not affiliated with the Company or its affiliates (including TruckBay), and shall also include employees of the Company and the employees of the Company's affiliates (including TruckBay), but shall not include the Chief Executive Officer or the Directors of the Company.

               (ii) "Change in Control" - a Change in Control shall be deemed to have occurred (A) upon consummation of a merger, consolidation or other business combination of the Company with any other "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof outstanding immediately after such merger; or (B) if more than 25% of the then outstanding shares of Common Stock of the Company are, in a single transaction or in a series of related transactions, sold or otherwise transferred to or are acquired by (except as collateral security for a loan) any other corporation, association or other person, entity or group, whether or not any such shareholder or any shareholders included in such group were shareholders of the Company prior to the Change in Control (excluding any shareholder who on the date hereof owns 25% or more of the outstanding shares of Common Stock of the Company); or (C) if all or substantially all of the assets of the Company are sold or otherwise transferred to or otherwise acquired by any other corporation, association or other person, entity or group; or (D) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

              (iii) "Disability" or "Disabled" -- Executive's absence from his duties on a full-time basis for 180 consecutive business days as a result of incapacity due to physical or mental illness or injury.

              (iv) "Good Reason" -- For the purposes of this Agreement, "Good Reason" shall mean: (A) a material breach of this Agreement by the Company which is not corrected within 30 days of notice of such breach by Executive; (B) any significant demotion of Executive to a different position; (C) any significant reduction in Executive's responsibilities or job duties; or (D) the officers or directors of the Company or any affiliate (including TruckBay) make any false and malicious oral or written statement to a third party which is disparaging to Executive and which causes material damages to Executive.

    4. This Amendment shall be effective as of January 1, 2000. Except as hereby modified, the provisions of the Employment Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                      EXECUTIVE:

                                      -------------------------------
                                      Lorri Palko



                                      COMPANY:
                                      DORSEY TRAILERS, INC.
                                      BY:
                                         ----------------------------